CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

303622

Province of British Columbia
Ministry of Finance and Corporate Relations
REGISTRAR OF COMPANIES

COMPANY ACT

Certificate

I HEREBY CERTIFY THAT

SUNTEC VENTURES LIMITED

HAS THIS DAY CHANGED ITS NAME TO THE NAME

CONSOLIDATED SUNTEC VENTURES LIMITED

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA,

THIS 19TH DAY OF MAY, 1987

ROBERTA J. LOWDON
DEPUTY REGISTRAR OF COMPANIES